UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2008 (May 8, 2008)

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation)		Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 1, 2008, Sonya J. Rosenbach will resign as principal accounting officer of Dividend Capital Total Realty Trust Inc. (the “Company”).

Ms. Rosenbach’s primary duties will be assumed by M. Kirk Scott, who will become Vice President and Controller of the Company effective no later than June 1, 2008.  Mr. Scott will serve as Vice President and Controller of the Company until his successor is elected and qualifies or until his death, resignation or removal in the manner provided in the Company’s bylaws. Since April 11, 2005, the date of the Company’s formation, there have been no transactions, and there are no currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Scott had, or will have, a direct or indirect material interest.  Prior to joining the Company, from October 2007 until present, Mr. Scott, age 30, was Controller of Denver-based NexCore Group, where he oversaw the accounting function for over 50 entities that are involved, in various capacities, in developing and operating real estate properties primarily focused within the medical office sector.  From April 2006 through September 2007, Mr. Scott was a principal at Lentell & Associates, LLC, where he provided accounting and financial services to various public real estate operating companies, including the Company, DCT Industrial Trust Inc., a publicly traded industrial REIT, and ProLogis, also a publicly traded industrial REIT.  From December 2002 through April 2006, Mr. Scott was Assistant Controller at DCT Industrial Trust Inc. and Dividend Capital Group LLC, where he served in multiple capacities in the real estate accounting departments serving several entities, including Dividend Capital Securities, LLC, Dividend Capital Exchange Facilitators, LLC, Dividend Capital Investments, LLC, as well as Dividend Capital Trust Inc. (currently known as DCT Industrial Trust Inc.), during that company’s growth from inception to more than $2 billion in assets under management.  Prior thereto, Mr. Scott was a senior auditor focused on various commercial real estate assignments with KPMG LLP, the Company’s current auditor.  He has a Bachelor’s Degree in Accounting Cum Laude from the University of Wyoming.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Total Realty Trust Inc.

May 9, 2008
	By:	/s/ John E. Biallas
John E. Biallas
Chief Financial Officer